Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES C NONCUMULATIVE PERPETUAL PREFERRED STOCK

$0.01 PAR VALUE

OF

THE BANK OF NEW YORK MELLON CORPORATION

THE BANK OF NEW YORK MELLON CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) thereof, does hereby certify that the following resolutions included in the resolutions adopted by the Board of Directors of the Corporation (the “Board”) on February 20, 2020, with respect to its Series C Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) and the Certificate of Designations with respect to the Series C Preferred Stock as filed with the Secretary of State of the State of Delaware on September 13, 2012, were duly adopted upon the completion of the redemption of all outstanding shares of the Series C Preferred Stock:

RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the resolutions of the Board, adopted at a meeting duly called and held on June 12, 2012, the provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, a Pricing Committee of the Board, by a written consent dated as of September 12, 2012, authorized the creation and issuance of 6,325 shares of Series C Noncumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), of the Corporation, and established the designation, voting rights, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof, and authorized the filing of the Certificate of Designations with respect to the Series C Preferred Stock (the “Series C Certificate of Designations”) with the Secretary of State of the State of Delaware; and it is further

RESOLVED, as of the date hereof, no shares of the Series C Preferred Stock are outstanding and no shares of the Series C Preferred Stock will be issued subject to the Series C Certificate of Designations; and it is further

RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the Series C Certificate of Designations with respect to the Series C Preferred Stock; and it is further

FURTHER RESOLVED, that any officer of the Corporation with the title of Chief Executive Officer, Chief Financial Officer, Vice Chairman, Controller, Treasurer, General Counsel, Secretary or Assistant Secretary is hereby authorized, in the name and on behalf of the Corporation, to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Elimination relating to Series C Preferred Stock.

[Reminder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer this 22nd day of December, 2020.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President and Treasurer

[Signature Page to Certificate of Elimination]